Exhibit 99.1

Sarepta Therapeutics Announces FDA Approval of ELEVIDYS, the First Gene Therapy to Treat Duchenne Muscular Dystrophy

ELEVIDYS (delandistrogene moxeparvovec-rokl) is approved for the treatment of ambulatory pediatric patients aged 4 through 5 years with Duchenne based on expression of ELEVIDYS micro-dystrophin observed in patients treated with ELEVIDYS

ELEVIDYS is a one-time treatment designed to treat the underlying genetic cause of Duchenne

Sarepta will host a conference call on June 22 at 4:30 p.m. ET

CAMBRIDGE, Mass., June 22, 2023 (BUSINESS WIRE) -- Sarepta Therapeutics, Inc. (NASDAQ: SRPT), the leader in precision genetic medicine for rare diseases, today announced U.S. Food and Drug Administration (FDA) accelerated approval of ELEVIDYS (delandistrogene moxeparvovec-rokl), an adeno-associated virus based gene therapy for the treatment of ambulatory pediatric patients aged 4 through 5 years with Duchenne muscular dystrophy (DMD) with a confirmed mutation in the DMD gene. This indication is approved under accelerated approval based on expression of ELEVIDYS micro-dystrophin observed in patients treated with ELEVIDYS. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s). ELEVIDYS is contraindicated in patients with any deletion in exon 8 and/or exon 9 in the DMD gene.

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ELEVIDYS addresses the root genetic cause of Duchenne – mutations in the dystrophin gene that result in the lack of dystrophin protein – by delivering a gene that codes for a shortened form of dystrophin to muscle cells known as ELEVIDYS micro-dystrophin. This accelerated approval is based on an increase in ELEVIDYS micro-dystrophin protein expression in skeletal muscle. ELEVIDYS is supported by biologic and empirical evidence, in addition to efficacy data from two clinical studies: SRP-9001-102 and SRP-9001-103 and safety data from SRP-9001-101, SRP-9001-102 and SRP-9001-103. Acute serious liver injury, immune-mediated myositis and myocarditis have occurred in patients treated with ELEVIDYS. The most common adverse reactions in clinical studies were vomiting, nausea, liver function test increased, pyrexia and thrombocytopenia.

Consistent with the accelerated approval pathway, the company has committed to the completion of a confirmatory trial. EMBARK, the global, randomized, double-blind, placebo-controlled Phase 3 trial for ELEVIDYS, will serve as the post-marketing confirmatory trial and is fully enrolled with top-line results expected in late 2023.

“Duchenne is a relentlessly progressive, degenerative disease, robbing children of muscle function[i],” said Jerry Mendell, M.D., pediatric neurologist and principal investigator in the Center for Gene Therapy at Nationwide Children’s Hospital. “The increases in ELEVIDYS dystrophin expression and the functional results that we see can make a difference in the lives of our patients.”

“The approval of ELEVIDYS is a watershed moment for the treatment of Duchenne. ELEVIDYS is the first and only gene therapy approved for Duchenne, and this approval brings us closer to our goal of bringing forward a treatment that provides the potential to alter the trajectory of this degenerative disease,” said Doug Ingram, president and chief executive officer, Sarepta. “As we prepare to launch ELEVIDYS, we should acknowledge and celebrate the decades of dedication and work from the patient community, families, clinicians, and our Sarepta colleagues that resulted in today’s approval. Our confirmatory trial, EMBARK, should read out in the fourth quarter of this year. If EMBARK confirms the benefits seen in our prior trials, Sarepta will move rapidly to submit a BLA supplement to expand the approved label as broadly as good science permits.”

“Today’s decision marks an important moment in gene therapy for patients living with Duchenne,” said Pat Furlong, founding president and chief executive officer, Parent Project Muscular Dystrophy. “It’s been the lifelong work of so many in the Duchenne community. Our work continues until all patients in our community have access to therapy."

Patients and physicians can access more information at www.SareptAssist.com or by calling 1-888-727-3782.

Conference call details

At 4:30 p.m. June 22, 2023, Sarepta will host a conference call and webcast to discuss this update.

The event will be webcast live under the investor relations section of Sarepta’s website at https://investorrelations.sarepta.com/events-presentations and following the event a replay will be archived there for one year. Interested parties participating by phone will need to register using this online form. After registering for dial-in details, all phone participants will receive an auto-generated e-mail containing a link to the dial-in number along with a personal PIN number to use to access the event by phone.

About ELEVIDYS (delandistrogene moxeparvovec-rokl)

ELEVIDYS (delandistrogene moxeparvovec-rokl) is a single-dose gene transfer therapy for intravenous infusion designed to address the underlying cause of Duchenne muscular dystrophy through the targeted production of ELEVIDYS micro-dystrophin in skeletal muscle. ELEVIDYS has been evaluated in three on-going clinical studies: SRP-9001-101, SRP-9001-102 and SRP-9001-103. Accelerated approval was primarily based on data from SRP-9001-102 and SRP-9001-103. More than 80 treated patients across the three studies contributed to the safety profile of ELEVIDYS. ELEVIDYS is also being studied in Study SRP-9001-301 (also known as EMBARK), a global, randomized, double-blind, placebo-controlled Phase 3 clinical trial in 126 participants with Duchenne between the ages of 4 to 7 years.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATION:

ELEVIDYS is contraindicated in patients with any deletion in exon 8 and/or exon 9 in the DMD gene.

WARNINGS AND PRECAUTIONS:

Acute Serious Liver Injury:

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Acute serious liver injury has been observed with ELEVIDYS. Administration of ELEVIDYS may result in elevations of liver enzymes (e.g., GGT, GLDH, ALT, AST) or total bilirubin, typically seen within 8 weeks.
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Patients with preexisting liver impairment, chronic hepatic condition, or acute liver disease (e.g., acute hepatic viral infection) may be at higher risk of acute serious liver injury. Postpone ELEVIDYS administration in patients with acute liver disease until resolved or controlled.
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Prior to ELEVIDYS administration, perform liver enzyme test and monitor liver function (clinical exam, GGT, and total bilirubin) weekly for the first 3 months following ELEVIDYS infusion. Continue monitoring if clinically indicated, until results are unremarkable (normal clinical exam, GGT and total bilirubin levels return to near baseline levels).
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Systemic corticosteroid treatment is recommended for patients before and after ELEVIDYS infusion. Adjust corticosteroid regimen when indicated. If acute serious liver injury is suspected, a consultation with a specialist is recommended.

Immune-mediated Myositis:

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In clinical trials, immune-mediated myositis has been observed approximately 1 month following ELEVIDYS infusion in patients with deletion mutations involving exon 8 and/or exon 9 in the DMD gene. Symptoms of severe muscle weakness including dysphagia, dyspnea and hypophonia were observed.
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Limited data are available for ELEVIDYS treatment in patients with mutations in the DMD gene between exons 1 to 17 and exons 59 to 71. Patients with deletions in these regions may be at risk for a severe immune-mediated myositis reaction.
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Advise patients to contact a physician immediately if they experience any unexplained increased muscle pain, tenderness, or weakness, including dysphagia, dyspnea or hypophonia as these may be symptoms of myositis. Consider additional immunomodulatory treatment (immunosuppressants [e.g., calcineurin-inhibitor] in addition to corticosteroids) based on patient’s clinical presentation and medical history if these symptoms occur.

Myocarditis:

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Acute serious myocarditis and troponin-I elevations have been observed following ELEVIDYS infusion in clinical trials.
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Monitor troponin-I before ELEVIDYS infusion and weekly for the first month following infusion and continue monitoring if clinically indicated. More frequent monitoring may be warranted in the presence of cardiac symptoms, such as chest pain or shortness of breath.
•
Advise patients to contact a physician immediately if they experience cardiac symptoms.

Pre-existing Immunity against AAVrh74:

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In AAV-vector based gene therapies, preexisting anti-AAV antibodies may impede transgene expression at desired therapeutic levels. Following treatment with ELEVIDYS, all subjects developed anti-AAVrh74 antibodies.
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Perform baseline testing for the presence of anti-AAVrh74 total binding antibodies prior to ELEVIDYS administration.
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ELEVIDYS administration is not recommended in patients with elevated anti-AAVrh74 total binding antibody titers greater than or equal to 1:400.

Adverse Reactions:

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The most common adverse reactions (incidence ≥ 5%) reported in clinical studies were vomiting, nausea, liver function test increased, pyrexia, and thrombocytopenia.

Sarepta is responsible for global development and manufacturing for ELEVIDYS, and distribution within the U.S. will commence immediately. In December 2019, Sarepta partnered with Roche to accelerate access to ELEVIDYS for patients outside the United States.

ELEVIDYS is approved under accelerated review based on expression of ELEVIDYS micro-dystrophin in skeletal muscle. Continued approval for this indication in this and other age groups will be contingent upon verification of a clinical benefit in confirmatory trials. ELEVIDYS has met the full statutory standards for safety and effectiveness and as such is not considered investigational or experimental.

For further information, please see the full Prescribing Information.

About Sarepta Therapeutics

Sarepta is on an urgent mission: engineer precision genetic medicine for rare diseases that devastate lives and cut futures short. We hold leadership positions in Duchenne muscular dystrophy (DMD) and limb-girdle muscular dystrophies (LGMDs), and we currently have more than 40 programs in various stages of development. Our vast pipeline is driven by our multi-platform Precision Genetic Medicine Engine in gene therapy, RNA and gene editing. For more information, please visit www.sarepta.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

Internet Posting of Information

We routinely post information that may be important to investors in the 'For Investors' section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Forward-Looking Statements

This press release contains “forward-looking statements.” Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “anticipate,” “plan,” “expect,” “will,” “may,” “intend,” “prepare,” “look,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to our future operations, business plans, priorities, research and development programs; ELEVIDYS’ continued approval potentially being contingent upon verification and description of clinical benefit in confirmatory trial(s); the potential for ELEVIDYS to bring us closer to our goal of bringing forward a treatment that provides the potential to alter the trajectory of degenerative disease; the potential benefits and risks of ELEVIDYS; and expected plans and milestones, including our expectation of EMBARK serving as the post-marketing confirmatory trial, rapidly moving to submit a BLA supplement to expand the approved label as broadly as good science permits if EMBARK confirms the benefits seen in prior trials, and receiving top-line results from EMBARK in late 2023.

Actual results could materially differ from those stated or implied by these forward-looking statements as a result of such risks and uncertainties. Known risk factors include the following: the FDA may not approve a supplement to expand the approved label for ELEVIDYS; continued approval may be contingent upon verification of a clinical benefit in confirmatory trials; we may not be able to comply with all FDA requests in a timely manner or at all; the possible impact of regulations and regulatory decisions by the FDA and other regulatory agencies on our business, as well as the development of our product candidates and our financial and contractual obligations; our dependence on certain manufacturers to produce our products and product candidates, including any inability on our part to accurately anticipate product demand and to secure in a timely manner manufacturing capacity to meet product demand, may impair the availability of product to successfully support various programs; our data may not be sufficient for obtaining regulatory approval; we are subject to uncertainty related to reimbursement policies; success in preclinical and clinical trials, especially if based on a small patient sample, does not ensure that later clinical trials will be successful, and the results of future research may not be consistent with past positive results or with advisory committee recommendations, or may fail to meet regulatory approval requirements for the safety and efficacy of product candidates; the commencement and completion of our clinical trials and announcement of results may be delayed or prevented for a number of reasons, including, among others, denial by the regulatory agencies of permission to proceed with our clinical trials, or placement of a clinical trial on hold, challenges in identifying, recruiting, enrolling and retaining patients to participate in clinical trials and inadequate quantity or quality of supplies of a product candidate or other materials necessary to conduct clinical trials; different methodologies, assumptions and applications we use to assess particular safety or efficacy parameters may yield different statistical results, and even if we believe the data collected from clinical trials of our product candidates are positive, these data may not be sufficient to support approval by the FDA or other global regulatory authorities; we may not be able to execute on our business plans, including meeting our expected or planned regulatory milestones and timelines, research and clinical development plans, and bringing our product candidates to market, for various reasons, many of which may be outside of our control, including possible limitations of company financial and other resources, manufacturing limitations that may not be anticipated or resolved for in a timely manner, regulatory, court or agency decisions, such as decisions by the United States Patent and Trademark Office with respect to patents that cover our product candidates; and those risks identified under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2022, and Form 10-Q filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by the Company, which you are encouraged to review.

Any of the foregoing risks could materially and adversely affect the Company’s business, results of operations and the trading price of Sarepta’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review the SEC filings made by Sarepta. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by law.

Investor Contact:

Ian Estepan, 617-274-4052

iestepan@sarepta.com

Media Contact:

Tracy Sorrentino, 617-301-8566

tsorrentino@sarepta.com

Source: Sarepta Therapeutics, Inc.

[i] Duan D, et al. Nat Rev Dis Primers. 2021;7(1):13.